Exhibit 4.37

DESCRIPTION OF SPRINT COMMON STOCK
The summary of the general terms and provisions of the common stock of Sprint Corporation (“Sprint,” “we,” “us,” and “our”) set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation, or certificate of incorporation, and amended and restated bylaws, or bylaws, each of which is incorporated by reference as an exhibit to our most recent Annual Report on Form 10-K. We encourage you to read our certificate of incorporation, our bylaws, and the applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”) for additional information.
General
Our certificate of incorporation provides that we may issue up to 9,000,000,000 shares of common stock, par value $0.01 per share (“Common Stock”); 1,000,000,000 shares of non-voting common stock, par value $0.01 per share (“Non-Voting Common Stock” and collectively with Common Stock, “Collective Common Stock”); and 20,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). As of May 28, 2019, 4,090,807,600 shares of Common Stock were outstanding. As of May 28, 2019, no shares of Non-Voting Common Stock and no shares of Preferred Stock were issued and outstanding.
Voting Powers
General
Except as provided in our certificate of incorporation, each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of our stockholders and, together with the holders of shares of all other classes or series of stock entitled to attend such meetings and to vote together with the shares of Common Stock on such matter or thing, to cast one vote for each outstanding share of Common Stock held of record by such stockholder upon any matter or thing upon which stockholders are entitled to vote generally. The holders of shares of Common Stock shall have the exclusive voting power of the Collective Common Stock.
Except as otherwise required by law, shares of Non-Voting Common Stock have no voting power and the holders thereof, as such, shall not be entitled to vote on any matter that is submitted to a vote or for the consent of our stockholders.
In addition to any vote of the holders of shares of one or more series of Preferred Stock that may be required by the terms of our certificate of incorporation, the number of authorized shares of any class or classes of our capital stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of all of the then issued and outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.
Cumulative Voting
Our stockholders are not entitled to cumulative voting of their shares in elections of directors.
Liquidation Rights
Immediately prior to the earlier of (i) any distribution of our assets to the holders of shares of Common Stock in connection with a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of Sprint; or (ii) any record date established to determine the holders of shares of capital stock of Sprint entitled to receive such distribution of assets, each outstanding share of Non-Voting Common Stock shall automatically, without any further action, convert into and become one share of Common Stock.

Dividends
Subject to the provisions of our certificate of incorporation and our bylaws, our board of directors may, out of funds legally available therefor at any regular or special meeting, declare dividends upon our capital stock as and when they deem expedient. Before declaring any dividend there may be set apart out of any funds available for dividends, such sum or sums as our board of directors from time to time in its discretion deems proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as our board of directors shall deem conducive to our interests.
Subject to the rights and preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of shares of Non-Voting Common Stock shall be entitled to receive, on a per share basis, the same form and amount of dividends and other distributions of cash, property, or shares of our stock as may be declared by our board of directors from time to time with respect to shares of Common Stock; provided, however, that in the event that such dividend is paid in the form of shares of Common Stock or rights to acquire shares of Common Stock, the holders of shares of Non-Voting Common Stock shall receive shares of Non-Voting Common Stock or rights to acquire shares of Non-Voting Common Stock, as the case may be.
Preemptive Rights
No holder of shares of any class or series of our capital stock or holder of any security or obligation convertible into shares of any class or series of our capital stock has any preemptive right to subscribe for, purchase or otherwise acquire shares of any class or series of our capital stock.
Redemption of Shares Held by Aliens
Our certificate of incorporation permits, by action of our board of directors and at least a majority of the independent directors on our board of directors, the redemption by us of shares of our capital stock held by aliens in its sole discretion. The provisions permit capital stock to be redeemed at a price in cash mutually agreed between us and the holders of the capital stock subject to redemption. If no mutually acceptable agreement can be reached, the stock will be redeemed at the fair market value, which (i) for publicly traded securities, will be determined on the trading price of the security over the 30-day period ending three days prior to the date of redemption and (ii) for all non-publicly traded securities, will be determined in good faith by the disinterested and independent members of our board of directors.
We will give written notice of the redemption date at least five but no more than 30 days before the redemption date to the record holders of the shares selected to be redeemed.
From and after the redemption date, unless there shall have been a default in payment, all rights of the holders of shares of capital stock designated for redemption in the redemption notice as holders of such shares of capital stock (except the right to receive the redemption payment without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of Sprint or be deemed to be outstanding for any purpose whatsoever. If the funds of Sprint legally available for redemption of shares of capital stock on any redemption date are insufficient to redeem the total number of shares of capital stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of capital stock to be redeemed. The shares of capital stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of Sprint are legally available for the redemption of shares of capital stock, such funds will immediately be used to redeem the balance of the shares which Sprint has become obligated to redeem on any redemption date but which it has not redeemed.
Prior to effecting any redemption, we will provide any holder of capital stock to be redeemed with reasonable prior written notice of the reason giving rise to our redemption right and, if requested to do so by such holder, we will reasonably cooperate with such affected holder in arranging another method to minimize or eliminate the reason giving rise to our redemption right, including, but not limited to and not in any particular order of priority, preparing and filing waiver requests with the Federal Communications Commission (“FCC”), developing alternative ownership structures, assisting with a sale of such holders’ interest in us, amending our certificate of incorporation and obtaining FCC approvals for such transaction.
The provisions regarding redemption do not apply to SoftBank Group Corp. (“SoftBank”) or any of its controlled affiliates, any acquisition of shares of Common Stock or our other capital stock by SoftBank or any of its controlled affiliates, or any ownership of such shares otherwise attributed to SoftBank or any of its controlled affiliates, and we have no authority under these provisions to redeem any shares of Common Stock or our other capital stock beneficially owned, directly or indirectly, by SoftBank or any of its controlled affiliates.
Subdivision or Combination; Equal Status
Our certificate of incorporation provides that if we in any manner subdivide or combine the outstanding shares of Common Stock, the outstanding shares of Non-Voting Common Stock will be subdivided or combined in the same manner. We may not subdivide or combine the outstanding shares of Non-Voting Common Stock unless a subdivision or combination is made in the same manner with respect to the shares of Common Stock.
Except as expressly provided in the certificate of incorporation (including with respect to voting rights), shares of Non-Voting Common Stock shall have the same rights and privileges and rank equally, share ratably, and be identical in all respects to shares of Common Stock as to all matters. Without limiting the generality of the foregoing, (i) in the event of a merger, consolidation, or other business combination of Sprint requiring the approval of the holders of shares of our capital stock entitled to vote thereon (whether or not Sprint is the surviving entity), the holders of shares of Non-Voting Common Stock shall receive the same amount and form of consideration, if any, on a per share basis as the consideration, if any, received by holders of shares of Common Stock in connection with such merger, consolidation, or combination (provided that if holders of shares of Common Stock are entitled to make an election as to the amount or form of consideration such holders shall receive in any such merger, consolidation, or combination with respect to their shares of Common Stock, the holders of shares of Non-Voting Common Stock shall be entitled to make the same election as to their shares of Non-Voting Common Stock), and (ii) in the event of (x) any tender or exchange offer to acquire any shares of Common Stock by any third party pursuant to an agreement to which Sprint is a party or (y) any tender or exchange offer by Sprint to acquire any shares of Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of shares of Non-Voting Common Stock shall be entitled to participate in such tender or exchange offer on the same terms as holders of shares of Common Stock and shall be entitled to receive the same amount and form of consideration on a per share basis as the holders of shares of Common Stock (provided that if holders of shares of Common Stock are entitled to make an election as to the amount or form of consideration such holders shall receive in any such tender or exchange offer with respect to their shares of Common Stock, the holders of shares of Non-Voting Common Stock shall be entitled to make the same election as to their shares of Non-Voting Common Stock).
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A., Canton, Massachusetts.
Anti-takeover Provisions
We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.
Notice Provisions Relating to Stockholder Proposals and Nominees
Our bylaws contain provisions requiring stockholders to give advance written notice to us of a proposal or director nomination in order to have the proposal or the nominee considered at an annual meeting of stockholders. The notice must usually be received not less than 90 days and not more than 120 days before the first anniversary of the preceding year’s annual meeting. Under our bylaws, a special meeting of stockholders may be called only by our board of directors, pursuant to a resolution approved by a majority of our board of directors. Our stockholders may not call a special meeting.
Blank Check Preferred
Our certificate of incorporation provides for 20,000,000 shares of Preferred Stock. The existence of authorized but unissued shares of Preferred Stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer or otherwise. To the extent our board of directors causes shares of our Preferred Stock to be issued, the voting or other rights of a potential acquirer might be diluted. Our board of directors has the authority to issue shares of our Preferred Stock without any action by our stockholders. Any such issuance may have the effect of delaying, deterring or preventing a change of control of us.
Additional Provisions
As of May 28, 2019, SoftBank beneficially owned nearly 85% of Sprint on a fully diluted basis. SoftBank’s ordinary shares are publicly traded in Japan. Pursuant to our certificate of incorporation, in the event that the combined voting interest of SoftBank and its controlled affiliates in Sprint exceeds 85% of the outstanding voting securities of Sprint, then SoftBank or a controlled affiliate will make an offer to acquire all the remaining shares of

Sprint Common Stock at a price not less than the volume-weighted average closing price of Sprint Common Stock for the 20 consecutive trading days immediately preceding such offer.
Each director of Sprint will remain in office until the earlier of his or her resignation or successors are elected in accordance with the bylaws of Sprint.
At all times until such time as the combined voting interest of SoftBank and its controlled affiliates in Sprint falls below 50% and remains below 50% for 90 consecutive days, the Sprint board of directors will include not fewer than three (or such greater number as may be required by applicable law or listing rules) individuals who qualify as “Independent Directors” (as such term is defined in the NYSE listing rules).
If the combined voting interest of SoftBank and its controlled affiliates in Sprint remains below 50% for 90 consecutive days, then the board composition requirements described above will no longer apply. Thereafter, unless and until the combined voting interest of SoftBank and its controlled affiliates in Sprint remains below 10% for 90 consecutive days, the Sprint board of directors will include a number of individuals nominated by SoftBank or its controlled affiliate that is proportional to the combined voting interest of SoftBank and its controlled affiliates in Sprint, rounded up to the nearest whole number.
In order to address certain national security considerations in connection with the merger of SoftBank and certain of its wholly-owned subsidiaries with Sprint Nextel Corporation as contemplated by the Agreement and Plan of Merger, dated as of October 15, 2012, SoftBank and Sprint entered into a National Security Agreement (“NSA”). Under the NSA, one director of Sprint designated by SoftBank, subject to U.S. government approval, is designated as the “Security Director.” The Security Director administers, and is authorized and empowered to comply with and perform his or her obligations under, the NSA.
Subject to the composition requirements described above, the Sprint bylaws provide that:

•
any director of Sprint may be removed, with or without cause, by action of holders of capital stock having a majority of the voting power of then-outstanding shares entitled to vote in the election of directors; and

•	any director nominated by SoftBank or its controlled affiliates may be removed by SoftBank or its relevant controlled affiliate by written notice to the Sprint board of directors.

Notwithstanding the prior two bulleted subparagraphs, removal of the Security Director will be subject to the additional requirements of the NSA.
Until such time as SoftBank and its controlled affiliates hold shares representing less than a majority of the votes entitled to be cast by the holders of outstanding Common Stock of Sprint at a stockholder meeting, SoftBank generally will have the ability to control the outcome of any matter submitted for the vote of Sprint’s stockholders, except in certain circumstances set forth in Sprint’s certificate of incorporation or bylaws. The interests of SoftBank may not coincide with the interests of Sprint’s other stockholders. SoftBank’s ability, subject to the limitations in Sprint’s certificate of incorporation and bylaws, to control all matters submitted to Sprint’s stockholders for approval, limits the ability of other stockholders to influence corporate matters and, as a result, Sprint may take actions that its stockholders do not view as beneficial.
In addition, the existence of a controlling stockholder of Sprint may have the effect of making it more difficult for a third party to acquire, or discouraging a third party from seeking to acquire, Sprint. A third party would be required to negotiate any such transaction with SoftBank, and the interests of SoftBank with respect to such transaction may be different from the interests of Sprint’s other stockholders.
Our certificate of incorporation and bylaws also contain various provisions relating to required approvals by certain members of our board of directors to approve certain actions, restrictions on conduct of competing businesses by SoftBank, allocation of corporate opportunities between us and SoftBank and a mandatory requirement that SoftBank offer to purchase all outstanding shares of Common Stock under certain circumstances.